State of Delaware

                        Office of the Secretary of State

                        --------------------------------


              I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "KPP INVESTMENT, L.L.C." IS DULY FORMED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE FIFTEENTH DAY OF JANUARY, A.D. 1997.
              AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL TAXES HAVE BEEN PAID TO DATE.


















                                        /s/ Edward J. Freel
                                        ---------------------------------------
                                        Edward J. Freel, Secretary of State

                                        AUTHENTICATION:     8286301

                                                  DATE:     01-15-97